UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2023

SS&C TECHNOLOGIES HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34675	71-0987913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Lamberton Road, Windsor, CT	06095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 298-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	SSNC	The Nasdaq Global Select Market

Item 8.01. Other Events

As previously disclosed, on September 1, 2017, a putative representative action was filed on behalf of the DST 401(k) Profit Sharing Plan (the “Plan”) in the United States District Court for the Southern District of New York captioned Ferguson, et al v. Ruane Cunniff & Goldfarb Inc., et al., naming as defendants DST Systems, Inc. (“DST”), the Compensation Committee of DST’s Board of Directors, the Advisory Committee of the Plan, and certain of DST’s present and/or former officers and directors (collectively, the “DST Defendants”), and alleging breach of fiduciary duties and other violations of the Employee Retirement Income Security Act (“ERISA”). On January 11, 2018, we agreed to acquire DST, and on April 16, 2018, we completed our acquisition of DST. On September 28, 2018, a complaint was filed in the United States District Court for the Southern District of New York captioned Robert Canfield, et al. v. SS&C Technologies Holdings, Inc., et al., on behalf of five individual plaintiffs, and on November 5, 2018, a similar complaint was filed in the United States District Court for the Southern District of New York captioned Mark Mendon, et al. v. SS&C Technologies Holdings, Inc., et al., on behalf of two individual plaintiffs. These complaints named the DST Defendants, Ruane, Cunniff & Goldfarb Inc. (“Ruane”), and us as defendants. On October 8, 2019, a substantially similar action to the above-described matters captioned Scalia v. Ruane, Cunniff & Goldfarb Inc. was filed by the U.S. Department of Labor in the United States District Court for the Southern District of New York. The complaint also named as defendants Ruane and its former Chairman and Chief Executive Officer Robert D. Goldfarb (“Goldfarb”). On November 11, 2020, DST, the Compensation Committee of DST’s Board of Directors, and the Advisory Committee of the Plan as plaintiffs filed a complaint in the United States District Court for the Southern District of New York against Ruane, certain of its related entities, and certain of its current and former employees, asserting claims for contribution, indemnification, and breach of contract. In the Ferguson action, on August 17, 2021, the Court certified a mandatory class that includes all Plan participants from March 14, 2010 through July 31, 2016 other than 28 Plan fiduciaries. In addition, the DST Defendants have been named in 579 substantially similar individual demands for arbitration to date, by former and current DST employees demanding arbitration under the DST Employee Arbitration Program and Agreement (“Arbitration Claimants”), and certain of these arbitrations have resulted in awards against DST that have been the subject of motions to confirm arbitration awards filed in the United States District Court for the Western District of Missouri and appeals to the United States Court of Appeals for the Eighth Circuit. On November 9, 2021, counsel for Arbitration Claimants filed in the United States District Court for the Western District of Missouri a petition to compel arbitration captioned Addison v. DST Systems, Inc. (the “Addison Petition”) on behalf of 155 Arbitration Claimants, which the Western District of Missouri dismissed on September 15, 2022 without prejudice, subject to that action being reopened. The Western District of Missouri reopened the action on June 20, 2023 (all such claims discussed in this paragraph collectively, the “DST ERISA Matters”).

As of July 14, 2023, the parties to the previously disclosed DST ERISA Matters have reached a global resolution of all pending claims subject to approval by the United States District Court for the Southern District of New York. Pursuant to the proposed settlement, which has been submitted to the Ferguson Court for review and approval, DST, Ruane, and Goldfarb will pay a total of $124,625,000; and all pending DST ERISA Matters will be dismissed with prejudice and claims relating in any way thereto will be released. If the Ferguson Court approves the settlement, DST will pay approximately $55.1 million to fund its share of the global settlement, and to discharge all pending related claims. The Company does not expect to make the payment before the fourth quarter of 2023, subject to Court approval. As of March 31, 2023, the Company had recorded an accrued liability of $51.5 million related to these matters. In connection with the proposed settlement, we will record an additional liability of $3.6 million during the three months ended June 30, 2023 to increase the total accrued liability to $55.1 million. Of this total amount, $8.1 million and $43.4 million were recorded in 2022 and 2021, respectively, to Other income (expense), net on the Consolidated Statements of Comprehensive Income.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SS&C TECHNOLOGIES HOLDINGS, INC.

Date: July 14, 2023	By:	/s/ Jason White
Jason White
Senior Vice President, General Counsel and Secretary